Exhibit 99.1

Investor Contact:	Lesley Fishman	Media Contact:	Ernie Knewitz
	(732) 524-3922		(732) 524-6623
(917) 697-2318 (M)

Dominic J. Caruso to Retire as Chief Financial Officer of Johnson & Johnson
Joseph Wolk Promoted to Executive Vice President, Chief Financial Officer

NEW BRUNSWICK, N.J., March 20, 2018 -- Johnson & Johnson today announced that Dominic J. Caruso, Executive Vice President, Chief Financial Officer, has elected to retire in September 2018 after a distinguished 19-year career with the Company. Caruso was named CFO in 2007, and served as CFO longer than anyone in the company’s 132- year history.
"During his nearly 12 years as CFO, Dominic provided Credo-based leadership and financial stewardship through the economic downturn and was instrumental in helping the Company deliver significant gains over the past five years," said Alex Gorsky, Chairman and Chief Executive Officer of Johnson & Johnson. "Dominic made a big impact inside our company, and he is well-respected throughout our industry. We wish Dominic, his wife, Debbie, and their family the very best in the years ahead.”
Under Mr. Caruso’s leadership, the Company completed three of its largest acquisitions: Actelion, Synthes and Pfizer Consumer Health. He was also instrumental in driving growth and capital allocation strategies that led Johnson & Johnson to exceed our competitor composite, as well as most major indices, for total shareholder return in 2017 and over the last three-, five-, ten- and twenty-year periods. Throughout his career, he has placed an emphasis on teaching, coaching and developing future leaders. Mr. Caruso and his finance organization have established a best-in-class Talent Development program and have been stewards of sustainable financial principles.

Outside of Johnson & Johnson, he serves on the CNBC CFO Council and is Co-Chair of the U.S. Chamber of Commerce Global Initiative on Health and the Economy. He was recently recognized as the #1 CFO in the Pharmaceutical sector by Institutional Investor. And he serves on the Board of Trustees for The Children’s Hospital of Philadelphia and the Cystic Fibrosis Foundation.
Joseph Wolk, Vice President of Johnson & Johnson Investor Relations, has been appointed Executive Vice President, Chief Financial Officer, effective July 1, 2018. He will report to Mr. Gorsky and become a member of the Executive Committee. Mr. Caruso and Mr. Wolk will work closely during the six-month transition.

Mr. Wolk has been with Johnson & Johnson for 19 years and has served on the Finance Leadership team, reporting directly to Mr. Caruso since 2014. Previously, he was Vice President, Finance and CFO of the Janssen Pharmaceutical Companies of Johnson & Johnson and was a member of the Janssen Group Operating Committee. Prior to this role, he held many senior roles in Pharmaceuticals, Medical Device and Supply Chain.
"Joe is a strong, collaborative, Credo-based leader who has a long track record of success, most recently as head of Investor Relations. In this role, he quickly developed relationships with the investment community and has proven business acumen as well as a deep understanding of the many facets of Johnson & Johnson," Mr. Gorsky said. "His varied experience has brought innumerable benefits to the corporation and we look forward to the valuable contributions he will make in his new role."
Mr. Wolk holds a J.D. from Temple University School of Law and a B.S. in Finance from St. Joseph’s University, where he currently serves on the Haub School Board of Visitors. Mr. Wolk is also a certified public accountant.
About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.
Note to Investors Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. A list and descriptions of risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.

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